Exhibit 4.1

AMENDMENT NO. 2

TO

CREDIT AGREEMENT

This AMENDMENT NO. 2 to CREDIT AGREEMENT (this “Amendment”), dated as of March 14, 2008, is entered into by and among AAR Corp. (the “Company”), the financial institutions party hereto (the “Lenders”), and LaSalle Bank National Association, as Administrative Agent (the “Administrative Agent”).  Each capitalized term used herein and not otherwise defined herein shall have the meaning given to it in the below-defined Credit Agreement.

WITNESSETH

WHEREAS, the Company, certain Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 31, 2006 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Company wishes to amend the Credit Agreement in certain respects and the Required Lenders and the Administrative Agent are willing to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Administrative Agent and the Required Lenders hereby agree as follows:

SECTION 1.           Amendment to Credit Agreement.  Effective as of the date first above written, and subject to the satisfaction of the conditions to effectiveness set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

(a)           The definition of “EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“EBITDA shall be calculated on a pro forma basis to give effect to any Acquisition consummated at any time on or after the first day of a Computation Period as if such Acquisition had been consummated on the first day of such Computation Period.”

(b)           Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

“Avborne Acquisition means the acquisition of the stock of Avborne Heavy Maintenance, Inc. and Aviation Maintenance Staffing, Inc. pursuant to and as contemplated by the Avborne Acquisition Documents.”

“Avborne Acquisition Documents means the Stock Purchase Agreement dated February 5, 2008 by and among AAR Aircraft Services, Inc., AHM Holding Corp. and certain other parties and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.”

“Avborne IRB Documents” means (i) that certain Reimbursement Agreement dated as of October 3, 2005 between Avborne Heavy Maintenance, Inc., a Florida corporation (formerly known as Professional Modification Services, Inc.) and iStar Financial, Inc., a Maryland corporation, as modified by that certain Assignment and Assumption of Lender’s Interest in Reimbursement Agreement and Amendment to Reimbursement Agreement dated as of March 5, 2008 with iStar Financial Inc., a Maryland corporation (as Assignor), and JPMorgan Chase Bank, N.A., a national banking association (as Assignee); (ii) that certain Loan Agreement dated as of August 1, 1998, between the Miami-Dade Industrial Development Authority, a public body corporate and politic created and existing under the laws of the State of Florida (particularly Chapter 159, Part III, Florida Statutes), and Avborne Heavy Maintenance, Inc., a Florida corporation (formerly known as Professional Modification Services, Inc.), as amended by that certain First Amendment and Supplement to Loan Agreement, dated as of May 1, 2000 and (iii) that certain Guaranty of Payment and Performance dated as of March 5, 2008 by AAR Corp. to and for the benefit of JPMorgan Chase Bank, N.A., a national banking association (as Lender).

“Supplemental LIBOR Premium” means with respect to interest which is calculated based on the LIBOR Rate and accrues between March     , 2008 and February 28, 2010, a rate per annum equal to 0.125% per annum.”

“Summa Acquisition means the acquisition of Summa Technology, Inc. pursuant to and as contemplated by the Summa Acquisition Documents.”

“Summa Acquisition Documents means the Agreement and Plan of Merger dated November 8, 2007 by and among the Company, AAR Manufacturing, Inc., Kingfisher Acquisition Subsidiary, Inc., Summit Technology, Inc. and certain other parties and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.”

(c)           Section 1.1 of the Credit Agreement is hereby further amended to insert the following in the definition of “Fixed Charge Coverage Ratio” immediately after the reference to “$20,000,000”:

“and (D) required principal payments under the Company’s notes due May 15, 2011, the aggregate initial principal amount of which is $55,000,000”.

(d)           Section 4.1(b) of the Credit Agreement is hereby amended to insert the following immediately after the phrase “plus the LIBOR Margin from time to time in effect”:

“plus, to the extent interest is calculated based on Level I status, the Supplemental LIBOR Premium”.

(e)           Section 11.1(h) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“and the Acquired Debt assumed in connection with the Avborne Acquisition”.

(f)            Section 11.1(j) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“and the Debt evidenced by the Avborne IRB Documents”.

(g)           Section 11.2(g) of the Credit Agreement is hereby amended by adding the following at the end of the thereof:

“and the Liens evidenced by the Avborne IRB Documents”.

(h)           Section 11.6(c) of the Credit Agreement is hereby amended to insert the following after the phrase “made by the Company and its Restricted Subsidiaries during the preceding twelve months”:

“(excluding the aggregate consideration paid by the Company pursuant to the Brown International Acquisition Documents, the Reebaire Aircraft Acquisition Documents, the Avborne Acquisition Documents and the Summa Acquisition Documents)”

(i)            Section 11.13.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      “11.13.3  Adjusted Total Debt to EBITDA Ratio.  Not permit the Adjusted Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Adjusted Total Debt to EBITDA Ratio
February 29, 2008 and May 31, 2008	4.10 to 1.00

August 31, 2008 and November 30, 2008	4.00 to 1.00

February 28, 2009, May 31, 2009, August 31, 2009, November 30, 2009 and February 28, 2010	3.85 to 1.00

May 31, 2010 and August 31, 2010	3.50 to 1.00

November 30, 2010 and thereafter	3.25 to 1.00”

(j)            Avborne Heavy Maintenance, Inc., a Florida corporation, is and hereafter shall be deemed a Restricted Subsidiary for all purposes under the Credit Agreement.

SECTION 2.           Condition of Effectiveness.  This Amendment shall become effective and be deemed effective as of the date hereof, subject to the satisfaction of the conditions precedent that the Administrative Agent shall have received each of the following:

(a)           counterparts of this Amendment, executed by each of the parties hereto;

(b)           such other documents as the Administrative Agent may reasonably request, including such documents, instruments and other agreements, all in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.           Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a)           The Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(b)           Upon the effectiveness of this Amendment, the Company hereby (i) represents that no Event of Default or Unmatured Event of Default exists under the terms of the Credit Agreement, (ii) reaffirms all covenants, representations and warranties made in the Credit Agreement, and (iii) agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders or the Administrative Agent under the Credit Agreement or any related document, instrument or agreement.  The Administrative Agent and the Lenders expressly reserve all of their rights and remedies, including the right to institute enforcement actions in consequence of any existing Events of Default or Unmatured Events of Default not waived hereunder or otherwise at any time without further notice, under the Credit Agreement, all other documents, instruments and agreements executed in connection therewith, and applicable law.

SECTION 4.           Effect on the Credit Agreement.

(a)           Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

(b)           Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

SECTION 5.           Costs and Expenses.  The Company agrees to pay on demand all reasonable costs, fees and out-of-pocket expenses (including attorneys’ fees, costs and expenses charged to the Administrative Agent) incurred by the Administrative Agent and the Lenders in connection with the preparation, arrangement, execution and enforcement of this Amendment.

SECTION 6.           Amendment Fee.  The Company hereby agrees to pay, on the date hereof, to the Administrative Agent for the ratable account of the Lenders, an amendment fee in the aggregate amount of $100,000.

SECTION 7.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of law provisions of the State of Illinois.

SECTION 8.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 9.           Counterparts.  This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile copy of a signature hereto shall have the same effect as the original thereof.

SECTION 10.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AAR CORP.

By:	/s/ Michael K. Carr
Name:	Michael K. Carr
Title:	Vice President & Assistant Treasurer

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Scott M. Carbon
Name:	Scott M. Carbon
Title:	First Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew T. Cavallari
Name:	Andrew T. Cavallari
Title:	Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Brandon S. Norder
Name:	Brandon S. Norder
Title:	Officer

RBS CITIZENS, N.A. (formerly known as CHARTER
ONE BANK, N.A.), as a Lender

By:	/s/ Kathleen D. Schurr
Name:	Kathleen D. Schurr
Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ John Zimmerman
Name:	John Zimmerman
Title:	Assistant Vice President

MERRILL LYNCH CAPITAL CORPORATION, as a
Lender

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Daniel Holzhauer
Name:	Daniel Holzhauer
Title:	Vice President